Exhibit 4(c)1

ARKANSAS POWER & LIGHT COMPANY

to

MORGAN GUARANTY TRUST COMPANY
OF NEW YORK
(formerly Guaranty Trust Company of New York)

and

JOHN W. FLAHERTY
(successor to Henry A. Theis, Herbert E. Twyeffort and
Grainger S. Greene)

and

(as to property, real or personal, situated or being in Missouri)

THE BOATMEN’S NATIONAL BANK OF ST. LOUIS
(successor to Marvin A. Mueller)
As Trustees under Arkansas Power & Light Company’s Mortgage and Deed of
Trust, dated as of October 1, 1944

Thirty-ninth Supplemental Indenture
Providing among other things for
First Mortgage Bonds, Pollution Control Series A
(Forty-fourth Series)

Dated as of December 1, 1985

THIRTY-NINTH SUPPLEMENTAL INDENTURE
INDENTURE, dated as of December 1, 1985, between Arkansas Power & Light Company, a corporation of the State of Arkansas, whose post office address is First Commercial Building, Capitol Avenue and Broadway, Little Rock, Arkansas 72201 (hereinafter sometimes called the “Company”), and Morgan Guaranty Trust Company of New York (formerly Guaranty Trust Company of New York), a corporation of the State of New York, whose post office address is 23 Wall Street, New York, New York 10015 (hereinafter sometimes called the “Corporate Trustee”), and John W. Flaherty (successor to Henry A. Theis, Herbert E. Twyeffort and Grainger S. Greene), whose post office address is 805 Harding Street, Westfield, New Jersey 07090 and (as to property, real or personal, situated or being in Missouri) The Boatmen’s National Bank of St. Louis, a national banking association existing under the laws of the United States of America (successor to Marvin A. Mueller), whose post office address is The Boatmen’s Tower, 100 North Broadway, Box 236, St. Louis, Missouri 63166, (said John W. Flaherty being hereinafter sometimes called the “Co-Trustee”, and The Boatmen’s National Bank of St. Louis being hereinafter sometimes called the “Missouri Co-Trustee”, and the Corporate Trustee, the Co-Trustee and the Missouri Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of October 1, 1944 (hereinafter sometimes called the “Mortgage”), which Mortgage was executed and delivered by the Company to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this indenture (hereinafter called the “Thirty-ninth Supplemental Indenture”) being supplemental thereto.
Whereas, the Mortgage was appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, an instrument, dated as of July 7, 1949, was executed by the Company appointing Herbert E. Twyeffort as Co-Trustee in succession to Henry A. Theis (resigned) under the Mortgage, and by Herbert E. Twyeffort accepting said appointment, and said instrument was appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, an instrument, dated as of March 1, 1960, was executed by the Company appointing Grainger S. Greene as Co-Trustee in succession to Herbert E. Twyeffort (resigned) under the Mortgage, and by Grainger S. Greene accepting said appointment, and said instrument was appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, by the Twenty-first Supplemental Indenture mentioned below, the Company, among other things, appointed John W. Flaherty as Co-Trustee in succession to Grainger S. Greene (resigned) under the Mortgage, and John W. Flaherty accepted said appointment; and
Whereas, by the Thirty-third Supplemental Indenture mentioned below, the Company, among other things, appointed Marvin A. Mueller as Missouri Co-Trustee, and Marvin A. Mueller accepted said appointment; and
Whereas, by the Thirty-fifth Supplemental Indenture mentioned below, the Company, among other things, appointed The Boatmen’s National Bank of St. Louis as Missouri Co‑Trustee in succession to Marvin A. Mueller (resigned) under the Mortgage, and The Boatmen’s National Bank of St. Louis accepted said appointment; and
Whereas, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and
Whereas, the Company executed and delivered to the Trustees the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	July 1, 1947
Second Supplemental Indenture	August 1, 1948
Third Supplemental Indenture	October 1, 1949
Fourth Supplemental Indenture	June 1, 1950
Fifth Supplemental Indenture	October 1, 1951
Sixth Supplemental Indenture	September 1, 1952
Seventh Supplemental Indenture	June 1, 1953
Eighth Supplemental Indenture	August 1, 1954
Ninth Supplemental Indenture	April 1, 1955
Tenth Supplemental Indenture	December 1, 1959
Eleventh Supplemental Indenture	May 1, 1961
Twelfth Supplemental Indenture	February 1, 1963
Thirteenth Supplemental Indenture	April 1, 1965
Fourteenth Supplemental Indenture	March 1, 1966
Fifteenth Supplemental Indenture	March 1, 1967
Sixteenth Supplemental Indenture	April 1, 1968
Seventeenth Supplemental Indenture	June 1, 1968
Eighteenth Supplemental Indenture	December 1, 1969
Nineteenth Supplemental Indenture	August 1, 1970
Twentieth Supplemental Indenture	March 1, 1971
Twenty-first Supplemental Indenture	August 1, 1971
Twenty-second Supplemental Indenture	April 1, 1972
Twenty-third Supplemental Indenture	December 1, 1972
Twenty-fourth Supplemental Indenture	June 1, 1973
Twenty-fifth Supplemental Indenture	December 1, 1973
Twenty-sixth Supplemental Indenture	June 1, 1974
Twenty-seventh Supplemental Indenture	November 1, 1974
Twenty-eighth Supplemental Indenture	July 1, 1975
Twenty-ninth Supplemental Indenture	December 1, 1977
Thirtieth Supplemental Indenture	July 1, 1978
Thirty-first Supplemental Indenture	February 1, 1979
Thirty-second Supplemental Indenture	December 1, 1980
Thirty-third Supplemental Indenture	January 1, 1981
Thirty-fourth Supplemental Indenture	August 1, 1981
Thirty-fifth Supplemental Indenture	February 1, 1982
Thirty-sixth Supplemental Indenture	December 1, 1982
Thirty-seventh Supplemental Indenture	February 1, 1983
Thirty-eighth Supplemental Indenture	December 1, 1984

which supplemental indentures were appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, in addition to the property described in the Mortgage, as heretofore supplemented, the Company has acquired certain other property, rights and interests in property; and

Whereas, the Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
3 1/8% Series due 1974	$ 30,000,000	None
2 7/8% Series due 1977	11,000,000	None
3 1/8% Series due 1978	7,500,000	None
2 7/8% Series due 1979	8,700,000	None
2 7/8% Series due 1980	6,000,000	None
3 5/8% Series due 1981	8,000,000	None
3 1/2% Series due 1982	15,000,000	None
4 1/4% Series due 1983	18,000,000	None
3 1/4% Series due 1984	7,500,000	None
3 3/8% Series due 1985	18,000,000	None
5 5/8% Series due 1989	15,000,000	None
4 7/8% Series due 1991	12,000,000	$ 12,000,000
4 3/8% Series due 1993	15,000,000	15,000,000
4 5/8% Series due 1995	25,000,000	25,000,000
5 3/4% Series due 1996	25,000,000	25,000,000
5 7/8% Series due 1997	30,000,000	30,000,000
7 3/8% Series due 1998	15,000,000	15,000,000
9 1/4% Series due 1999	25,000,000	25,000,000
9 5/8% Series due 2000	25,000,000	25,000,000
7 5/8% Series due 2001	30,000,000	30,000,000
8 % Series due August 1, 2001	30,000,000	30,000,000
7 3/4% Series due 2002	35,000,000	35,000,000
7 1/2% Series due December 1, 2002	15,000,000	15,000,000
8 % Series due 2003	40,000,000	40,000,000
8 1/8% Series due December 1, 2003	$ 40,000,000	40,000,000
10 1/2% Series due 2004	40,000,000	40,000,000
9 1/4% Series due November 1, 1981	60,000,000	None
10 1/8% Series due July 1, 2005	40,000,000	40,000,000
9 1/8% Series due December 1, 2007	75,000,000	75,000,000
9 7/8% Series due July 1, 2008	75,000,000	75,000,000
10 1/4% Series due February 1, 2009	60,000,000	60,000,000
16 1/8% Series due December 1, 1986	70,000,000	70,000,000
4 1/4% Series due September 1, 1983	1,202,000	None
5 1/2% Series due January 1, 1988	598,310	373,310
5 5/8% Series due May 1, 1990	1,400,000	900,000
6 1/4% Series due December 1, 1996	3,560,000	2,560,000
9 3/4% Series due September 1, 2000	4,600,000	3,600,000
8 3/4% Series due March 1, 1998	9,800,000	7,800,000
17 3/8% Series due August 1, 1988	75,000,000	75,000,000
16 1/2% Series due February 1, 1991	80,000,000	80,000,000
13 3/8% Series due December 1, 2012	75,000,000	75,000,000
13 1/4% Series due February 1, 2013	25,000,000	25,000,000
14 1/4% Series due December 1, 2014	100,000,000	100,000,000

which bonds are also hereinafter sometimes called bonds of the First through Forty-third Series, respectively; and
Whereas, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and
Whereas, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein or in any supplemental indenture, or may establish the terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and
Whereas, the Company now desires to create a new series of bonds and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented; and
Whereas, the execution and delivery by the Company of this Thirty-ninth Supplemental Indenture, and the terms of the bonds of the Forty-fourth Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors;
Now, Therefore, This Indenture Witnesseth:
That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modifications made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto The Boatmen’s National Bank of St. Louis (as to property, real or personal, situated or being in Missouri) and John W. Flaherty (but, as to property, real or personal, situated or being in Missouri, only to the extent of his legal capacity to hold the same for the purposes hereof) and (to the extent of its legal capacity to hold the same for the purposes hereof) to Morgan Guaranty Trust Company of New York, as Trustees under the Mortgage, and to their successor or successors in said trust, and to them and their successors and assigns forever, all property, real, personal or mixed, of any kind or nature acquired by the Company after the date of the execution and delivery of the Mortgage (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned (all such property being situated in the counties and states hereinabove listed) or, subject to the provisions of Section 87 of the

Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Thirty-ninth Supplemental Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all street and interurban railway and transportation lines and systems, terminal systems and facilities; all bridges, culverts, tracks, railways, sidings, spurs, wyes, roadbeds, trestles and viaducts; all overground and underground trolleys and feeder wires; all telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.
Together With all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
It Is Hereby Agreed by the Company that, subject to the provisions of Section 87 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and by the Mortgage and as fully embraced within the lien hereof and the lien of the Mortgage, as heretofore supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and conveyed hereby or thereby.
Provided That the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Thirty-ninth Supplemental Indenture and from the lien and operation of the Mortgage, as heretofore supplemented, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business or for the purpose of repairing or replacing (in whole or in part) any street cars, rolling stock, trolley coaches, motor coaches, buses, automobiles or other vehicles or aircraft, and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; street cars, rolling stock, trolley coaches, motor coaches, buses, automobiles and other vehicles and all aircraft; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage, as heretofore supplemented, or covenanted so to be; the Company’s contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) the Company’s franchise to be a corporation; (7) the electric distribution system of the Company in the municipality of Junction City, Louisiana (as the same may be now or hereafter constituted) and in the environs of such municipality within the State of Louisiana, and all renewals, replacements, extensions and additions to such electric distribution system now owned or hereafter acquired; (8) the properties heretofore sold or in the process of being sold by the Company and heretofore released from the Mortgage and Deed of Trust dated as of October 1, 1926 from Arkansas Power & Light Company to Guaranty Trust Company of New York, trustee, and specifically described in a release instrument executed by Guaranty Trust Company of New York, as trustee, dated October 13, 1938, which release has heretofore been delivered by the said trustee to the Company and recorded by the Company in the office of the Recorder for Garland County, Arkansas, in Record Book 227, Page 1, all of said properties being located in Garland County, Arkansas; and (9) any property heretofore released pursuant to any provisions of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage, as heretofore supplemented, and this Thirty-ninth Supplemental Indenture in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that any or all of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
To Have and To Hold all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto The Boatmen’s National Bank of St. Louis (as to property, real or personal, situated or being in Missouri), and unto John W. Flaherty (but, as to property, real or personal, situated or being in Missouri, only to the extent of his legal capacity to hold the same for the purposes hereof) and (to the extent of its legal capacity to hold the same for the purposes hereof) unto Morgan Guaranty Trust Company of New York, as Trustees, and their successors and assigns forever.
In Trust Nevertheless, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this Thirty-ninth Supplemental Indenture being supplemental to the Mortgage.
And It Is Hereby Covenanted by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors in the trust in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees, by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Mortgage, as follows:

ARTICLE I

Forty-Fourth Series of Bonds

Section 1. There shall be a series of bonds designated “Pollution Control Series A” (herein sometimes called the “Forty-fourth Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof, which shall be established by Resolution of the Board of Directors of the Company, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Forty-fourth Series (which shall be initially issued in the aggregate principal amount of $128,800,000) shall mature on December 1, 2015, shall be issued as fully registered bonds in the denomination of One Hundred Dollars and, at the option of the Company, in any multiple or multiples of One Hundred Dollars (the exercise of such option to be evidenced by the execution and delivery thereof), shall be dated as in Section 10 of the Mortgage provided, and the principal of, and, to the extent permitted by the Mortgage, interest on any overdue principal of, each said bond shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

(I)The bonds of the Forty-fourth Series shall be issued and delivered to, and registered in the name of, the trustee under the Trust Indenture, dated as of December 1, 1985 (hereinafter called the “Pope Indenture”), of Pope County, Arkansas (hereinafter called the “County”) relating to its Pollution Control Revenue Bonds, Series 1985 (Arkansas Power & Light Company Project) (hereinafter called the “Pope Bonds”), in order to evidence in part the Company’s obligation to make certain purchase price payments under the Installment Sale Agreement, dated as of December 1, 1985, between the County and the Company.

The obligation of the Company to make any payment of principal of the bonds of the Forty-fourth Series, whether at maturity, upon redemption or otherwise, shall be reduced by the amount of any reduction under the Pope Indenture of the amount of the corresponding payment required to be made by the County thereunder in respect of the principal of the Pope Bonds. The Corporate Trustee may conclusively presume that the obligation of the Company to pay the principal of the bonds of the Forty-fourth Series as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the trustee under the Pope Indenture, signed by its President, a Vice President or a Trust Officer, stating that the corresponding payment of principal of the Pope Bonds has become due and payable and has not been fully paid and specifying the amount of funds required to make such payment.
(II)In the event that any Pope Bonds outstanding under the Pope Indenture shall become immediately due and payable pursuant to Section 1002 of the Pope Indenture, upon the occurrence of an Event of Default under Section 1001 (a) or (b) of the Pope Indenture, all bonds of the Forty-fourth Series, then outstanding, shall be redeemed by the Company, on the date such Pope Bonds shall have become immediately due and payable, at the principal amount thereof.

In the event that any Pope Bonds are to be redeemed pursuant to Section 301(b) of the Pope Indenture, bonds of the Forty-fourth Series, in a principal amount equal, as nearly as practicable, to the sum of (i) the principal amount of such Pope Bonds and (ii) eight-twelfths (8/12) of the annual interest due on such Pope Bonds, shall be redeemed by the Company, on the date fixed for redemption of Pope Bonds, at the principal amount thereof.

The Corporate Trustee may conclusively presume that no redemption of bonds of the Forty-fourth Series is required pursuant to this subsection (II) unless and until it shall have received a written notice from the trustee under the Pope Indenture, signed by its President, a Vice President or a Trust Officer, stating that the Pope Bonds have become immediately due and payable pursuant to Section 1002 of the Pope Indenture, upon the occurrence of an Event of Default under Section 1001 (a) or (b) of the Pope Indenture, or that Pope Bonds are to be redeemed pursuant to Section 301(b) of the Thirty-ninth Indenture and specifying the principal amount thereof, as the case may be. Said notice shall also contain a waiver of notice of such redemption by the trustee under the Pope Indenture, as the holder of all the bonds of the Forty‑fourth Series then outstanding.
(III)The Company hereby waives its right to have any notice of redemption pursuant to subsection (II) of this Section 1 state that such notice is subject to the receipt of the redemption moneys by the trustee before the date fixed for redemption. Notwithstanding the provisions of Section 52 of the Mortgage, any such notice under such subsections shall not be conditional.

(IV)At the option of the registered owner, any bonds of the Forty-fourth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, together with a written instrument of transfer wherever required by the Company, duly executed by the registered owner or by his duly authorized attorney, shall (subject to the provisions of Section 12 of the Mortgage) be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

Bonds of the Forty-fourth Series shall not be transferable except to any successor trustee under the Pope Indenture, any such transfer to be made (subject to the provisions of Section 12 of the Mortgage) at the office or agency of the Company in the Borough of Manhattan, The City of New York.
The Company hereby waives any right to make a charge for any exchange or transfer of bonds of the Forty-fourth Series.
(V)The bonds of the Forty-fourth Series may bear such legends as may be necessary to comply with any law or with any rules or regulations made pursuant thereto or with the rules or regulations of any stock exchange or to conform to usage with respect thereto.

ARTICLE II

Miscellaneous Provisions

Section 2. When all bonds of the Twelfth through Forty-third Series are no longer Outstanding, the first paragraph of Section 99 of the Mortgage is amended to read as follows:

Section 99. (a) If any Trustee has or acquires any conflicting interest, as defined by subdivisions (d) of this Section, such Trustee shall within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign by giving written notice to the Company, but such resignation shall not become effective until the appointment of a successor trustee and such successor’s acceptance of such appointment. The Company covenants to take prompt steps to have a successor appointed in the manner hereinafter provided in Section 102 hereof. Upon giving such notice of resignation, the resigning Trustee shall publish notice thereof once in one newspaper printed in the English language and of general circulation in the Borough of Manhattan, The City of New York. If the resigning Trustee fails to publish such notice within ten (10) days after giving written notice of resignation to the Company, the Company shall publish such notice.

Section 3. When all bonds of the Twelfth through Forty-third Series are no longer Outstanding, the first paragraph of Section 101 of the Mortgage is amended to read as follows:

Section 101. Any Trustee may at any time resign and be discharged of the trusts hereby created by giving written notice to the Company specifying the day upon which such resignation shall take effect and thereafter publishing notice thereof, once in one newspaper printed in the English language and of general circulation in the Borough of Manhattan, The City of New York, and such resignation shall take effect upon the day specified in such notice unless previously a successor trustee shall have been appointed by the bondholders or the Company in the manner hereinafter provided in Section 102 and in such event such resignation shall take effect immediately on the appointment of such successor trustee. This Section shall not be applicable to resignations pursuant to Section 99 hereof.
Section 4. All bonds of the First through Tenth Series being no longer Outstanding, subsection (I) of Section 39 of the Mortgage is amended by deleting said subsection as now in effect, and substituting therefor the following:

“(I)    The Company covenants that, so long as any bonds of the Eleventh through Forty-fourth Series remain Outstanding, it will, within ninety (90) days after the close of the calendar year 1959 and of each calendar year thereafter, file with the Corporate Trustee an Officers’ Certificate (hereinafter called an “Officers’ Certificate of Maintenance and Replacements”), stating the following:
(1)for the calendar year next preceding such filing, the amount which is equal to (x) Five Million Eight Hundred Thousand Dollars ($5,800,000), plus (y) two per centum (2%) of the gross charges to plant account for additions to the depreciable property included in the Mortgaged and Pledged Property, used primarily and principally in the electric, gas, steam and hot water utility business, made subsequent to September 30, 1959, and prior to the beginning of the calendar year next preceding such filing, less (z) two per centum (2%) of the gross credits to plant account for retirement of the depreciable property included in the Mortgaged and Pledged Property, used primarily and principally in the electric, gas, steam and hot water utility business, made subsequent to September 30, 1959, and prior to the beginning of the calendar year next preceding such filing, in each case, excluding from plant account any amounts included in utility plant acquisition adjustment accounts or utility plant adjustment accounts or in any accounts for similar purposes;

(2)the calendar year for which the Officers’ Certificate of Maintenance and Replacements is then being filed;

(3)an amount equal to the aggregate amounts deducted pursuant to the provisions of clause (A) of Section 4 hereof from the Cost or fair value of Property Additions in respect of Funded Property retired less the aggregate amounts added pursuant to the provisions of items (a), (b), (c) and (e) of clause (B) of said Section 4 in any Engineer’s Certificate or Engineer’s Certificates theretofore delivered to the Corporate Trustee pursuant to any of the provisions of this Indenture, which amounts shall not theretofore have been made the basis of a credit under subsection (I) of Section 39 of this Indenture as now or heretofore in effect and which the Company then elects to make the basis of a credit under this subsection (I);

(4)the Cost or fair value to the Company, whichever is less, as shall be stated in an Engineer’s Certificate and/or Independent Engineer’s Certificate delivered to the Corporate

Trustee, of any (gross) Property Additions which are not then Funded Property (without making any of the deductions and additions provided for in subsection (II) of Section 4 hereof) and which Property Additions the Company then elects to make the basis of a credit under this subsection (I);

(5)the principal amount of each bond to the authentication and delivery of which the Company shall then be entitled under the provisions of Section 26 or Section 29 hereof by virtue of compliance with all applicable provisions of said Section 26 or Section 29, as the case may be (except as hereinafter in this Section otherwise provided); and that the Company elects to make its right to the authentication and delivery of such bond the basis of a credit under this subsection (I);

(6)net cash expenditures subsequent to September 30, 1944, for automotive equipment of the Company used (in the operation of the Mortgaged and Pledged Property) in the electric, gas, steam and/or hot water utility business, which expenditures shall not theretofore have been made the basis of a credit under subsection (I) of Section 39 of this Indenture as now or heretofore in effect and which expenditures the Company then elects to make the basis of a credit under this subsection (I);

(7)the amount, if any, required to be stated by clause (8) below in the next preceding Officers’ Certificate of Maintenance and Replacements, if any;

(8)the amount, if any, by which the aggregate of the amounts required to be stated by clauses (2) to (7), both inclusive, above in the certificate then being made exceeds the amount required to be stated by clause (1) above in such certificate; and

(9)the amount, if any, by which the aggregate of the amounts required to be stated in clauses (2) to (7), both inclusive, above by the certificate then being made is less than the amount required to be stated by clause (1) above in such certificate.

The Company covenants to deposit with the Corporate Trustee in cash within ninety (90) days after the close of each such calendar year an amount equal to any amount required to be stated by clause (9) above in the Officers’ Certificate of Maintenance and Replacements required to be filed within such ninety (90) day period.
Any cash delivered to the Corporate Trustee under the provisions of subsection (I) of Section 39 of this Indenture as now or heretofore in effect shall be held by it as part of the Mortgaged and Pledged Property and
(a)may be withdrawn by the Company in an amount equal to the aggregate amounts deducted pursuant to the provisions of clause (A) of Section 4 hereof from the Cost or fair value of Property Additions in respect of Funded Property retired less the aggregate amounts added pursuant to the provisions of items (a), (b), (c) and (e) of clause (B) of said Section 4 in any Engineer’s Certificate or Engineer’s Certificates theretofore delivered to the Corporate Trustee pursuant to any of the provisions of this Indenture, which amounts shall not theretofore have been made the basis of a credit under subsection (I) of Section 39 of this Indenture as now or heretofore in effect and which amounts the Company then elects in an Officers’ Certificate filed with the Corporate Trustee to make the basis of a credit under this subsection (I) against such withdrawal of cash;

(b)may be withdrawn by the Company in an amount equal to the Cost or fair value to the Company whichever is less, as shall be stated in any Engineer’s Certificate or Independent Engineer’s Certificate delivered to the Corporate Trustee, of any (gross) Property Additions which are not then Funded Property (without making any of the deductions or additions provided for in Section 4 hereof) and which Property Additions the Company then elects to make the basis of a credit under this subsection (I) against such withdrawal of cash;

(c)may be withdrawn from time to time by the Company in an amount equal to the principal amount of each bond to the authentication and delivery of which the Company shall then be entitled under the provisions of Section 26 or Section 29 hereof by virtue of compliance with all applicable provisions of said Section 26 or Section 29, as the case may be (except as hereinafter in this Section otherwise provided), and the right to the authentication and delivery of which bonds the Company elects to make the basis of a credit under this subsection (I) against such withdrawal of cash;

(d)may be withdrawn from time to time by the Company in an amount equal to net cash expenditures subsequent to September 30, 1944, for additions to automotive equipment of the Company used (in the operation of the Mortgaged and Pledged Property) in the electric, gas, steam and/or hot water utility business, which expenditures shall not theretofore have been made the basis of a credit under subsection (I) of Section 39 of this Indenture as now or heretofore in effect and which the Company then elects to make the basis of a credit under this subsection (I) against such withdrawal of cash;

(e)may, upon the request of the Company, be used by the Corporate Trustee for the purchase of bonds issued hereunder in accordance with the provisions of Section 55 hereof; or

(f)may, upon the request of the Company, be applied by the Corporate Trustee to the redemption of any bonds issued hereunder which are, by their terms, redeemable before maturity of such series as may be designated by the Company, such redemption to be in the manner and as provided in Article X hereof.

Such moneys shall, from time to time, be paid out or used or applied by the Corporate Trustee, as aforesaid, upon the request of the Company evidenced by a Resolution.
Unless all bonds of the First to Forty-fourth Series, both inclusive, shall have ceased to be Outstanding, any Property Additions which shall have been made the basis of a credit for any purpose under subsection (I) of Section 39 of this Indenture as now or heretofore in effect shall (except as otherwise expressly provided in Section 5 of the Tenth Supplemental Indenture) have the status of Funded Property. Unless all bonds of the First to Forty-fourth Series, both inclusive, shall have ceased to be Outstanding, any election of a credit for any purpose under subsection (I) of Section 39 of this Indenture as now or heretofore in effect based upon the right to the authentication and delivery of any bond or fraction of a bond shall (except as otherwise expressly provided in Section 5 of the Tenth Supplemental Indenture) operate as a waiver by the Company of its right to the authentication and delivery of such bond or fraction of a bond (except as aforesaid) and such bond or fraction of a bond may not thereafter be authenticated and delivered hereunder and (except as aforesaid) any bond or Qualified Lien Bond which has been made the basis of any such right to the authentication and delivery of any bond or fraction of a bond so waived shall be deemed to have been made the basis of a credit under subsection (I) of Section 39 of this Indenture as now or heretofore in effect; provided, however, that if at any time and from time to time after such an election and prior to the time when all bonds of the First to Forty-fourth Series, both inclusive, shall have ceased to be Outstanding, the Company shall file with the Corporate Trustee an Officers’ Certificate referring to such election and stating:
(i)an amount equal to the aggregate amounts deducted pursuant to the provisions of clause (A) of Section 4 hereof from the Cost or fair value of Property Additions in respect of Funded Property retired less the aggregate amounts added pursuant to the provisions of items (a), (b), (c) and (e) of clause (B) of said Section 4 in any Engineer’s Certificate or Engineer’s Certificates theretofore delivered to the Corporate Trustee pursuant to any of the provisions of this Indenture, which amounts shall not theretofore have been made the basis of a credit under subsection (I) of Section 39 of this Indenture as now or heretofore in effect and which amounts the Company then elects to make the basis of a credit under subsection (I) of Section 39 of this Indenture as now in effect in lieu of an equal principal amount of bonds, the right to the authentication and delivery of which has theretofore been waived pursuant to the provisions of subsection (I) of Section 39 of this Indenture as now or heretofore in effect; or

(ii)the Cost or fair value to the Company whichever is less, as shall be stated in an Engineer’s Certificate or Independent Engineer’s Certificate delivered to the Corporate Trustee of any (gross) Property Additions which are not then Funded Property (without making any of the deductions and additions provided for in subsection (II) of Section 4 hereof) and which Property Additions the Company then elects to make the basis of a credit under this subsection (I) in lieu of an equal principal amount of bonds the right to the authentication and delivery of which has theretofore been waived pursuant to the provisions of subsection (I) of Section 39 of this Indenture as now or heretofore in effect;

then, and in that event, notwithstanding any other provisions of this Indenture, the Company’s waiver made by such election of the right to the authentication and delivery of bonds in the aggregate principal amount specified in the Officers’ Certificate filed pursuant to this provision shall forthwith cease to be effective and the waiver of such right shall no longer be deemed to have been made.
In every case in which any credit under this subsection (I) is, in whole or in part, based upon Property Additions as permitted under clause (4), clause (b) or clause (ii) of this subsection (I), the Company shall comply with all applicable provisions of this Indenture (except subsection (II) of Section 4 hereof) as if such Property Additions were made the basis of an application for the authentication and delivery of bonds thereon (equivalent in principal amount to sixty per centum (60%) of the credit so to be based on such Property Additions), except that in no such case shall the Company be required to comply with any earning requirements or to deliver to the Corporate Trustee any Resolution, Officers’ Certificate, Net Earning Certificate or Opinion of Counsel such as is described in subdivisions (1), (2), (6) and (8) of Section 28 hereof.
In every case in which any credit under this subsection (I) is to be based in whole or in part upon the right to the authentication and delivery of bonds, as permitted under clause (5) or clause (c) of this subsection (I), the Company shall comply with all applicable provisions of Section 26 or Section 29 hereof, as the case may be, relating to such authentication and delivery, except that in no such case shall the Company be required to comply with any earning requirements or to deliver to the Corporate Trustee any Resolution, Officers’ Certificate, Net Earning Certificate or Opinion of Counsel such as is described in subdivisions (1), (2), (6) and (8) of Section 28 hereof.
In every case in which any cash under this subsection (I) is, in whole or in part, to be withdrawn on the basis of expenditures as permitted under clause (d) of this subsection (I), there shall be delivered to the Corporate Trustee, an Engineer’s Certificate, made and dated not more than ninety (90) days prior to the date of the application for such withdrawal of cash, stating the fair value, in the opinion of the signers, of the property for which such expenditures were made.”
Section 5. All bonds of the First through Tenth Series being no longer Outstanding, subdivision (2) of Section 7 of the Mortgage is amended by deleting said subdivision, as now in effect, and substituting therefor the following:

“(2) Its operating expenses, with the principal divisions thereof, including, but without limitation, all expenses and accruals for repairs and maintenance, an amount, if any (not otherwise included), equal to the provisions for amortization of any amounts included in utility plant acquisition adjustment accounts for such period and all appropriations out of income for property retirement not only in respect of the Mortgaged and Pledged Property but also in respect of all other property owned by the Company; provided, however, that, in lieu of including in such operating expenses the amounts actually appropriated out of income for retirement of the Mortgaged and Pledged Property used primarily and principally in the electric, gas, steam and/or hot water utility business and of the automotive equipment of the Company used in the operation of such property, there shall be included in such operating expenses an amount for each full calendar month included in such period of twelve (12) consecutive calendar months equal to (i) one-twelfth (1/12th) of Five Million Eight Hundred Thousand Dollars ($5,800,000), plus (ii) one-twelfth (1/12th) of two per centum (2%) of the gross charges to plant account for additions to the depreciable property included in the Mortgaged and Pledged Property, used primarily and principally in the electric, gas, steam and/or hot water utility business, made subsequent to September 30, 1959, and prior to the beginning of the calendar year within which such calendar month is included, less (iii) one-twelfth (1/12th) of two per centum (2%) of the gross credits to plant account for retirement of the depreciable property included in the Mortgaged and Pledged Property, used primarily and principally in the electric, gas, steam and/or hot water utility business, made subsequent to September 30, 1959, and prior to the beginning of the calendar year within which such calendar month is included, in each case, excluding from plant account any amounts included in utility plant acquisition adjustment accounts or utility plant adjustment accounts or in any accounts for similar purposes; provided, further, that the amount so included in such operating expenses in lieu of the amounts actually appropriated out of income for retirement of the Mortgaged and Pledged Property used primarily and principally in the electric, gas, steam and/or hot water utility business and the Company’s automotive equipment used in the operation of such property shall not be less than the amounts so actually appropriated out of income.”
Section 6. The third paragraph of Section 106 of the Mortgage is amended to read in its entirety as follows, such amendment to take effect immediately for the Forty-fourth Series of bonds and all future series of bonds to be issued under the Mortgage:

Bonds and interest obligations for the payment of which and bonds for the redemption of which either (i) moneys in the necessary amount or (ii) (a) direct obligations of the government of the United States of America or (b) obligations guaranteed by the government of the United States of America or (c) securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which, in any case, are not subject to redemption prior to maturity by anyone other than the holder, the principal of and the interest on which when due, and without any regard to reinvestment thereof, in the opinion of an independent accountant, and, in the opinion of the officers of the Company executing an Officers’ Certificate to that effect, will provide moneys which, together with the moneys, if any, deposited with or held by the Corporate Trustee, shall be sufficient to pay when due the principal of and premium, if any, and interest due and to become due on said bonds or portions thereof on the redemption date or maturity date thereof, as the case may be, shall have been set apart by or deposited with the Corporate Trustee, with irrevocable direction so to apply the same, subject to the provisions of Section 119 hereof (with or without any additional right given to the holders to surrender their bonds or obtain therefrom payment therefor prior to the redemption date) shall for purposes of satisfying the Lien of this Indenture be deemed to have been paid; provided that in case of redemption the notice requisite to the validity of such redemption shall have been given or arrangements shall have been made insuring to the satisfaction of the Corporate Trustee that the same will be given.
Section 7. Section 55 of the Mortgage, as heretofore amended by the First through Fifteenth, Seventeenth through Thirty-second and Thirty-fourth through Thirty-eighth Supplemental Indentures, is hereby amended to insert the words “and subject to the provisions of Section 2 of the Thirty-ninth Supplemental Indenture dated as of December 1, 1985”, after the words “and subject to the provisions of Section 2 of the Thirty-eighth Supplemental Indenture dated as of December 1, 1984”.

Section 8. Subject to the amendments provided for in this Thirty-ninth Supplemental Indenture, the terms defined in the Mortgage and the First through Thirty-eighth Supplemental Indentures shall, for all purposes of this Thirty-ninth Supplemental Indenture, have the meanings specified in the Mortgage and the First through Thirty-eighth Supplemental Indentures.

Section 9. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage and in the First through Thirty-eighth Supplemental Indentures set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirty-ninth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this Thirty-ninth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Thirty-ninth Supplemental Indenture.
Section 10. Whenever in this Thirty-ninth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-ninth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 11. Nothing in this Thirty-ninth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Thirty-ninth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-ninth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons Outstanding under the Mortgage.

Section 12. This Thirty-ninth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 13. It is the intention and it is hereby agreed that, so far as concerns the portion of the Mortgaged and Pledged Property, if any, which may at any time be situated within the State of Louisiana, the general language of conveyance contained in this Thirty-ninth Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance, and that, so far as said Louisiana property is concerned, this Thirty-ninth Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of bonds and coupons issued and to be issued under the Mortgage, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued and to be issued under the Mortgage, and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

Section 14. This Thirty-ninth Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

In Witness Whereof, Arkansas Power & Light Company has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and Morgan Guaranty Trust Company of New York has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by, one of its Vice Presidents or one of its Trust Officers, and its corporate seal to be attested by one of its Assistant Secretaries or one of its Assistant Trust Officers for and in its behalf, and John W. Flaherty has hereunto set his hand and affixed his seal, and The Boatmen’s National Bank of St. Louis has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by, one of its Vice Presidents or one of its Trust Officers, and its corporate seal to be attested by one of its Assistant Secretaries or one of its Assistant Trust Officers for and in its behalf, as of the day and year first above written.

[Corporate Seal]	Arkansas Power & Light Company By:/s/ Michael B. Bemis Executive Vice President
Attest:

/s/ John J. Harton
Assistant Secretary

Executed, sealed and delivered by Arkansas
Power & Light Company in the presence of:

/s/ D. E. Matthews

/s/ John M. Stuart

[Corporate Seal]	Morgan Guaranty Trust Company of New York, As Trustee By:/s/ J. N. Crean Trust Officer
Attest:

/s/ M. J. Fahey
Assistant Secretary

/s/ John W. Flaherty [l.s.] John W. Flaherty As Co-Trustee
Executed, sealed and delivered by Morgan
Guaranty Trust Company of New York
and John W. Flaherty, in the presence of:

/s/ Nelly Borun

/s/ Harry H. Hall Jr.

[Corporate Seal]	The Boatmen’s National Bank of St. Louis As Co-Trustee as to property, real or personal, situated or being in Missouri By:/s/ Calvin C. Cole Vice President
Attest:

/s/ Rolland Hyle
Trust Officer

Executed, sealed and delivered by The Boatmen’s
National Bank of St. Louis in the presence of:

/s/ Deborah A. Bashir

/s/ M. Helen Ross

State of New York	}	ss.:
County of New York

On this 18th day of December, 1985, before me, Warren Rosenthal, a Notary Public duly commissioned, qualified and acting within and for said County and State, appeared in person the within named Michael B. Bemis and John J. Harton, to me personally well known, who stated that they were an Executive Vice President and an Assistant Secretary, respectively, of Arkansas Power & Light Company, a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
On the 18th day of December, 1985, before me personally came Michael B. Bemis, to me known, who, being by me duly sworn, did depose and say that he resides at 39 River Ridge Circle, Little Rock, Arkansas; that he is an Executive Vice President of Arkansas Power & Light Company, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
On the 18th day of December, 1985, before me appeared Michael B. Bemis, to me personally known, who, being by me duly sworn, did say that he is an Executive Vice President of Arkansas Power & Light Company, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and he acknowledged said instrument to be the free act and deed of said corporation.
In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.

/s/ Warren Rosenthal WARREN ROSENTHAL Notary Public, State of New York No. 31-4773583 Qualified in New York County Commission Expires March 30, 1986
[Notarial Seal]

State of New York	}	ss.:
County of New York

On this 17th day of December, 1985, before me, Kam Law, a Notary Public duly commissioned, qualified and acting within and for said County and State, appeared J. N. Crean, and M. J. Fahey, to me personally well known, who stated that they were a Trust Officer and an Assistant Trust Officer, respectively, of Morgan Guaranty Trust Company of New York, a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation; and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
On this 17th day of December, 1985, before me personally came J. N. Crean, to me known, who, being by me duly sworn, did depose and say that he resides at 837 Franklin Turnpike, Allendale, New Jersey 07401; that he is a Trust Officer of Morgan Guaranty Trust Company of New York, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.
On this 17th day of December, 1985, before me appeared M. J. Fahey, to me personally known, who, being by me duly sworn, did say that she is an Assistant Trust Officer of Morgan Guaranty Trust Company of New York, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and she acknowledged said instrument to be the free act and deed of said corporation.
In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.

[Notarial Seal]	/s/ Kam Law KAM LAW Notary Public, State of New York No. 4823386 Qualified in New York County Commission Expires Mar. 30, 1987

State of New York	}	ss.:
County of New York

On this 17th day of December, 1985, before me, Kam Law, the undersigned officer, personally appeared John W. Flaherty, known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.
On the 17th day of December, 1985, before me personally appeared John W. Flaherty, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.
In Witness Whereof, I hereunto set my hand and official seal.

[Notarial Seal]	/s/ Kam Law KAM LAW Notary Public, State of New York No. 4823386 Qualified in New York County Commission Expires Mar. 30, 1987

State of Missouri	}	ss.:
County of St. Louis

On this 13th day of December, 1985, before me, Joy Marie Lincoln, a Notary Public duly commissioned, qualified and acting within and for said County and State, appeared Calvin C. Cole and Rolland Hyle, to me personally well known, who stated that they were a Vice President and a Trust Officer, respectively, of The Boatmen’s National Bank of St. Louis, a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
On the 13th day of December, 1985, before me personally came Calvin C. Cole, to me known, who, being by me duly sworn, did depose and say that he resides at 1581 Narrows Drive, Ballwin, Missouri 63041; that he is a Vice President of The Boatmen’s National Bank of St. Louis, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
On the 13th day of December, 1985, before me appeared Rolland Hyle, to me personally known, who, being by me duly sworn, did say that he is a Trust Officer of The Boatmen’s National Bank of St. Louis, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and he acknowledged said instrument to be the free act and deed of said corporation.
In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.

[Notarial Seal]	/s/ Joy Marie Lincoln JOY MARIE LINCOLN Notary Public-State of Missouri St. Louis County My Commission Expires Oct. 16, 1986